EXHIBIT 99.1

Home BancShares, Inc. Announces Underwriters Exercise Over-Allotment

CONWAY, Ark., July 27, 2006 (PRIMEZONE) -- Home BancShares, Inc. (Nasdaq:HOMB) today announced the underwriter's of the Company's recently completed initial public offering have exercised and completed their option to purchase an additional 375,000 shares of common stock to cover over-allotments effective Wednesday, July 26, 2006. The company received net proceeds of approximately $6.3 million from its sale of shares after deducting sales commissions. The company intends to use the proceeds of the offering for general corporate purposes, which may include, among other things, working capital needs and providing investments in bank subsidiaries. A portion of the net proceeds may be used to finance bank acquisitions, though no present plans exist.

Stephens Inc. acted as book running lead manager for the offering and Piper Jaffray and Sandler O'Neill + Partners, L.P. acted as co-managers.

The Company recently announced the redemption and conversion of the issued and outstanding shares of Home BancShares' Class A Preferred Stock and Class B Preferred Stock into Home BancShares Common Stock, effective as of August 1, 2006. Upon conversion of the preferred stock, Home BancShares outstanding common stock will increase to approximately 17,182,000 shares.

Home BancShares, Inc. trades on the NASDAQ National Market under the symbol "HOMB". The Company is a financial holding company, headquartered in Conway, Arkansas, with five wholly owned bank subsidiaries that provide a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Three of the bank subsidiaries are located in the central Arkansas market area, a fourth serves Stone County in north central Arkansas, and a fifth serves the Florida Keys and southwestern Florida.

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares Inc.'s financial results is included in its Form S-1 filing with the Securities and Exchange Commission.

CONTACT:  Home BancShares, Inc.
          Brian S. Davis, Director of Financial Reporting
          (501) 328-4770